Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Announces Resolution for ENSCO 8502

Updates Fourth Quarter 2010 Revenue Outlook

    London, England, 29 October 2010 … Ensco plc (NYSE: ESV) announced today that a subsidiary of the Company has reached an agreement with Nexen Petroleum U.S.A. Inc., a subsidiary of Nexen Inc. (NYSE & TSE : NXY), regarding the drilling contract for ENSCO 8502, an ultra-deepwater semisubmersible drilling rig in the U.S. Gulf of Mexico.

    Under the agreement, a special rate applies from 13 August 2010 until the time the rig begins mobilizing to the first drilling location designated by Nexen.  The two-year term under the original ENSCO 8502 drilling contract with Nexen will not be reduced by periods during which the special rate is effective.

    The approximately $485,000 day rate applicable under the original drilling contract will apply once ENSCO 8502 begins mobilizing to Nexen’s first drilling location.

    As noted in the Company’s third quarter 2010 earnings release, the Company did not recognize revenues related to ENSCO 8502 in the third quarter.  Based on the agreement announced today, Ensco anticipates that revenues will be recognized for ENSCO 8502 in the fourth quarter of 2010, including revenues for the period 13 August to 30 September 2010.

    The Company now believes fourth quarter 2010 revenues will be approximately $375 million to $400 million, compared to the original outlook of $345 million to $400 million provided on the third quarter 2010 earnings conference call.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. With a fleet of ultra-deepwater semisubmersible and premium jackup drilling rigs, Ensco serves customers with high-quality equipment, a well-trained workforce and a strong record of safety and reliability. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and global headquarters located at 6 Chesterfield Gardens, London, W1J 5BQ.

    Statements contained in this press release that state the Company's or management's intentions, plans, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements about the ENSCO 8502 agreement, the payments to be received thereunder and the related accounting treatment, and the revised fourth quarter 2010 outlook.

    Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including: (i) the impact of the BP Macondo well incident in the U.S. Gulf of Mexico upon future deepwater and other offshore drilling operations in general, and as respects current and future actual or de facto deepwater drilling permit and operations moratoria/suspensions, new and future regulatory, legislative  or permitting requirements (including requirements related to equipment and operations), future lease sales and other governmental activities that may impact deepwater and other offshore operations in the U.S. Gulf of Mexico in particular, (ii) renegotiation, nullification, cancellation or breach of contracts or agreements with customers or other parties, (iii) the impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, (iv) governmental action and political and economic uncertainties, which may create a force majeure situation, and (v) other risks as described from time to time as Risk Factors in the Company’s SEC Filings.

    Copies of such SEC filings may be obtained at no charge by contacting our Investor Relations Department at 214-397-3045 or by referring to our website at www.enscoplc.com. All information in this press release is as of today. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

Investor and Media Contact:	Sean O’Neill Vice President 214-397-3011